EXHIBIT 3.2

FIRST AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF CARRIEREQ, INC.

The undersigned, Victor Santos, hereby certifies that:

1. He is the duly elected and acting Chief Executive Officer of CarrierEQ, Inc., a Delaware corporation.

2. The Certificate of Incorporation of the Corporation (the "Certificate") was originally filed with the Secretary of State of Delaware on January 19, 2016. A Restated Certificate of Incorporation of the Corporation (the "Restated Certificate") was filed with the Secretary of State of Delaware on July 12, 2016.

3. Article IV of the Restated Certificate is hereby amended in accordance with Section 242 of the Delaware General Corporation Law to read as follows:

ARTICLE IV: AUTHORIZED SHARES

The total number of shares of all classes of stock which the Corporation shall have authority to issue is (a) 70,000,000 shares of Common Stock, $0.00001 par value per share ("***Common Stock***"), and (b) 3,725,008 shares of Preferred Stock, $0.00001 par value per share ("***Preferred Stock***"). The Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein. As of the effective date of this Restated Certificate of Incorporation (this "***Restated Certificate***"), 2,678,861 shares of the authorized Preferred Stock of the Corporation are hereby designated "***Series One Preferred Stock***" and 1,046,147 shares of the authorized Preferred Stock of the Corporation are hereby designated "***Series One-A Preferred Stock***". The following is a statement of the designations and the rights, powers and privileges, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation.

4. The Amendment set forth above was adopted by the Board of Directors of the Corporation by written consent as provided in the Delaware General Corporation Law.

5. The Amendment set forth above was adopted by the holders of the requisite number of shares of the Corporation by written consent as provided in the Delaware General Corporation Law.

The undersigned hereby acknowledges that the foregoing First Amendment to the Restated Certificate of Incorporation is his act and deed on this 13th day of September, 2018.

DocuSigned by:
Victor Santos
A3F2DF88B0F6422...

Victor Santos,
Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:51 PM 09/13/2018
FILED 12:51 PM 09/13/2018
SR 20186639394 - File Number 5940252